Exhibit 5.1
LEONARD, STREET AND DEINARD PROFESSIONAL ASSOCIATION
SUITE 2300
150 SOUTH FIFTH STREET
MINNEAPOLIS MN 55402
(612) 335-1500

March 17, 2010	Stephen M. Quinlivan (612) 335-7076 steve.quinlivan@leonard.com
LodgeNet Interactive Corporation
3900 West Innovation Street
Sioux Falls, SD 57107-7002
Gentlemen:
We have acted as attorneys for LodgeNet Interactive Corporation (the “Company”) in connection with the preparation of a registration statement on Form S-3 (Registration No. 333-164339) (as amended from time-to-time, the “Registration Statement”) including the prospectus constituting a part thereof, dated February 11, 2010, as supplemented by the final prospectus supplement dated March 17, 2010 (collectively, the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of (i) 2,160,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) up to 324,000 additional shares of Common Stock pursuant to the over-allotment option granted by the Company to the underwriters for such public offering in the manner set forth in the Prospectus (the shares of Common Stock described in clauses (i) and (ii) are collectively referred to as the “Shares”).
In arriving at the opinion expressed below, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s Certificate of Incorporation, as amended, and By-Laws, as amended, (iii) resolutions of the Company’s Board of Directors and the Pricing Committee of the Company’s Board of Directors relating to the authorization of the issuance of the Shares subject to the Registration Statement; and (iv) such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the genuineness of all signatures on documents reviewed by us.
Based upon the foregoing, and upon such further examination as we have deemed relevant and necessary, we are of the opinion that the Shares covered by the Registration Statement, when issued and paid for in the manner contemplated by the Registration Statement and the Prospectus, will be duly and validly issued, fully-paid and nonassessable.
We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States federal law, the General Corporation Law of the State of Delaware (the

“DGCL”), and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution.
We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, LEONARD, STREET AND DEINARD Professional Association
By	/s/ Stephen M. Quinlivan
Stephen M. Quinlivan